Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE1

Monthly Period	January 1, 2004 - January 31, 2004
Payment Date	02/25/04

Aggregate Amount Collected for the Collection Period
Interest	$2,430,024.46
Principal Collections	$27,370,154.36
Substuition Amounts	$—
Aggregate Subsitution Amounts	$—
Application of Collected Amounts
Applied in the following order of priority:	Factor per Thousand
(i) Enhancer Premium	$95,454.13
(ii) Noteholder’s Interest	$967,707.36	1.018639326
(iii) Principal Collections to Funding Account	$—
(iv) Excess Spread (during Revolving)	$—
(v) Excess Spread (during AP)	$1,366,862.97
(vi) Additional Balance Increase from Excess Spread (during MAP)	$—
(vii) Noteholder’s Principal Distribution	$9,571,041.61	10.07478064
(viii) Enhancer for Prior Draws	$—
(ix) Liquidation Loss Amount	$—
(x) Enhancer	$—
(xi) Interest Shortfalls	$—
(xii) Indenture Trustee	$—
(xiii) Certificates	$1,366,862.97
Balances
	Factors per Original
Beginning Note Balance	$789,965,191.85	0.83154
Ending Note Balance	$780,394,150.24	0.82147
Change	$9,571,041.61	0.01007
Beginning Excluded Amount	$—
Ending Excluded Amount	$—
Change	$—
Beginning Pool Balance	$804,773,908.65	0.84713
Ending Pool Balance	$795,202,867.04	0.83706
Change	$9,571,041.61	0.01007
Beginning Principal Balance	$804,773,908.65	0.92494
Ending Principal Balance	$795,202,867.04	0.91394
Change	$9,571,041.61	0.01100
Additional Draws	$17,824,002.27
Beginning Additional Balance	$—
Additional Balance Increase (Draws less Payments less Funding)	$—
Ending Additional Balance Increase Amount	$—

Delinquencies	#		$
Two statement cycle dates:		6		$188,284.04
Three statement cycle dates:		5		$236,174.16
Four statement cycle dates:		2		$133,327.71
Five statement cycle dates:		—		$—
Six statement cycle dates:		1		$67,168.20
Seven + statement cycle dates:		3		$98,742.44
Foreclosures		—		$—
REO		—		$—
Liquidation Loss Amount		1		$25,613.67
Aggregate Liquidation Loss Amount				$529,798.31	0.0558%
Other Information
Gross WAC for Collection Period				4.058%
Net WAC Rate for Collection Period				3.405%
Mortgage Loans Repurchased ( # / $ )		0		$—
Beginning Pre-funding Account Balance				$—
Beginning Funding Account Balance				$—
Beginning Captialized Interest Account Balance				$—
Ending Pre-funding Account Balance				$—
Ending Capitalized Interest Account Balance				$—
Ending Funding Account Balance				$—
Overcollateralization Amount (Beginning)				$14,808,716.80
Overcollateralization Target				$14,415,910.64
Overcollateralization Amount (Ending)				$14,808,716.80
Certificate Balance				$—
Gross CPR (1 mo. Annualized)				34.006%
Net CPR (1 mo. Annualized)				13.374%
Draw Rate (1 mo. Annualized)				23.567%
WAM				214.10
AGE				18.67
Allocation of Collected Funds
Interest Collections		Principal Collections
Total Collected	$(2,790,236.44)	Total Collected	$(27,370,154.36)
Servicing Fee	$335,322.46	Noteholders Principal	$9,571,041.61
Enhancer Premium	$95,454.13	Add’l Balance Increase	$—
Additional Balance Interest	$—	Net Draws	$17,824,002.27
Noteholders Interest	$967,707.36	Funding Account	$—
Liquidations	$24,889.52	Net	$24,889.52
Excess Interest	$1,366,862.97	Previous Funding	$—
Net	$—	Liquidations	$(24,889.52)
Interest Shortfall	$—	Difference	$0.00
		Deficiency Amount	$0.00

Wachovia Bank, National Association
as Servicer